Exhibit 10.23

BAZAARVOICE, INC.

June 30, 2010

Ken Saunders

RE:	Advisory Board Offer Letter

Dear :

I am pleased to extend to you an offer to join the Advisory Board of Bazaarvoice, Inc. (the “Company”), such service on the Advisory Board commencing as of June 30, 2010 and terminating not later than September 30, 2010. Membership on the Company’s Advisory Board is completely terminable “at-will.” As a result, either the Company or you are free to terminate the relationship at any time, for any reason or for no reason.

In consideration for your service on our Advisory Board, you will continue to be a Service Provider (as defined in the 2005 Stock Plan), such that you shall continue to vest in the option to purchase an aggregate of 653,300 shares of common stock (the “Option”), which was granted to you by the Board of Directors on April 22, 2009, through the date on which your service on the Advisory Board terminates. Assuming that your service on the Advisory Board terminates on September 30, 2010, you will be vested in 285,818 shares of common stock subject to the Option, with the remaining 367,482 shares of common stock subject to the Option being unvested as of such date. You will not receive any additional compensation, whether in the form of cash or equity, in consideration for your service on the Advisory Board.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Advisory Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the entire compensation you will receive for your service on the Advisory Board. This offer is also contingent upon your execution of the attached Non-Disclosure Agreement attached hereto as Exhibit A. Nothing in this letter or the Non-Disclosure Agreement should be construed as an offer of employment or a seat on the Company’s Board of Directors. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter, along with the executed and dated Non-Disclosure Agreement, to the Company.

Sincerely,

BAZAARVOICE, INC.

By:	/s/ Brett A. Hurt
Brett A. Hurt,
President

Accepted and agreed:

Signature:	/s/ Ken Saunders

Date:	6/26/10

EXHIBIT A

NON-DISCLOSURE AGREEMENT